FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS
APRIL AND FIRST QUARTER 2009 SALES

Provides Preliminary Estimated Range for First Quarter Earnings Per Share

Secaucus, New Jersey – May 7, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced net sales of $135.0 million for the four-week period ended May 2, 2009, a 5% increase compared to net sales of $128.7 million for the four-week period ended May 3, 2008.  Comparable retail sales, which include online sales, increased 5% in April on top of a 17% increase for the same period last year. During April 2009, comparable store sales increased 4% in the U.S. and declined 4% in Canada, and online sales increased 40%.

For the first quarter ended May 2, 2009, net sales increased slightly to $401.9 million. Comparable retail sales, which include online sales, increased 1% during the first quarter of 2009 on top of a 6% increase during the first quarter of last year.  For the first quarter of 2009, comparable store sales declined 1% in the U.S. and declined 3% in Canada, and online sales increased 42%.

During April 2009, the Company opened four stores. During the first quarter of 2009, the Company opened six stores and closed one.

	April		First Quarter
Net Sales: - In Millions - Change vs. Year Ago	2009	2008	2009	2008
	$135.0 +5%	$128.7 +24%	$401.9 0%	$400.2 +12%
Comparable Retail Sales: - Change vs. Year Ago	+5%	+17%	+1%	+6%

Outlook
The Company is estimating that earnings per share from continuing operations for the first quarter of 2009 will be in the range of $0.75-$0.80, including approximately $0.05 per share for items which the Company deems to be unusual or one-time in nature. Excluding these unusual or one-time items, the Company is estimating adjusted earnings per share from continuing operations for the first quarter of 2009 will be in the range of $0.70-$0.75. Adjusted earnings per share is a non-GAAP measure which the Company believes will facilitate comparisons of the past and future performance of its core business. The Company also incurred approximately $1 million of incremental costs during the first quarter of 2009 and will incur additional costs to implement process changes required by new product safety laws and regulations during fiscal year 2009 and beyond. The Company continues to review product safety issues and compliance with the new regulations with the Consumer Product Safety Commission.

-more-

PLCE – April and First Quarter 2009 Sales

On May 5, 2009, the Company received notice from Ezra Dabah, current Director and former Chairman and CEO, stating that he intends to nominate three directors at the Company’s 2009 Annual Meeting of Stockholders. The Company announced last week that its 2009 Annual Meeting of Stockholders is scheduled to be held on June 26, 2009. The company will file its proxy statement with the Securities and Exchange Commission within the next week. The proxy statement will include, among other things, information about the Company’s nominees for the three seats on the Company’s Board of Directors slated for election this year.

In conjunction with today’s April sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, May 14, 2009.  To access the call, dial 800-839-5124 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Company will discuss details on the quarter when it reports first quarter earnings results on Thursday, May 21, 2009. The Company will host a conference call that day at 10 a.m. Eastern Time which will be broadcast live and can be accessed via the Company’s web site. An audio archive of the call will be available on the Company’s website through Thursday, May 28, 2009.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of May 2, 2009, the Company owned and operated 922 The Children’s Place stores and an online store at www.childrensplace.com.

This press release (and above referenced calls) may contain certain forward-looking statements regarding future circumstances, including statement regarding earnings per share from continuing operations for the first quarter of 2009. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers (or listeners on the calls) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

In connection with the election of directors and any other matters to be presented at the 2009 Annual Meeting of Stockholders, the Company will be filing a proxy statement. Stockholders of the Company are urged to carefully read the proxy statement in its entirety, as well as any other documents filed by the Company in connection with the 2009 Annual Meeting of Stockholders, when available, because these documents will contain important information about the election of directors and any other matters to be presented at the 2009 Annual Meeting of Stockholders.  Stockholders may obtain free copies of the proxy statement and related documents filed by the Company (when available) and other documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at www.sec.gov.  Stockholders also may access a copy of the Company's proxy statement and other related documents filed by the Company (when available) at www.childrensplace.com.  In addition, stockholders may obtain a free copy of the proxy statement (when available) by contacting MacKenzie Partners, Inc. Toll Free at (800) 322-2885 or call collect at (212) 929-5500.

The Company, its directors, nominees and some of its executive officers may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. Information about the Company's directors, nominees and executive officers will be contained in the proxy statement.  Information about the participants’ direct or indirect interests in the matters to be considered at the 2009 Annual Meeting of Stockholders will also be contained in the proxy statement.

CONTACT: The Children’s Place Retail Stores, Inc.
                     Jane Singer, Vice President, Investor Relations, (201) 453-6955

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